URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

July 24, 2008

NEWS RELEASE

COMPANY UPDATES ON PROGRESS OF
DRILLING PROGRAM AT JANCHIVLAN, MONGOLIA

Las Vegas, Nevada U.S.A. – Uranium 308 Corp. (OTC-BB:URCO) (the “Company”) is pleased to update on the progress of its drilling program at Janchivlan, Mongolia, about 70 kilometers southeast of Ulaanbaatar. (See news release dated June 4, 2008, an initial progress report, at www.uranium308corp.com)

Diamond core drilling began on the South Block target area on April 17, 2008 with one drill rig.  A second diamond drill rig was added on May 15, 2008. To date, six holes have been completed for a total of 3270 meters drilled.  Specific targets in the drill holes are radiometric zones, coincident with fracturing and brecciation, encountered in trenching from last year’s program.

Upon completion, each hole is radiometrically probed through the drill pipe, sometimes with an additional thickness of casing, using an uncalibrated, down-hole instrument.  Results received so far are qualitative in nature, but are encouraging nonetheless.  A number of zones of significant radioactivity were encountered.  These are accompanied in the core by fracturing, brecciation, iron oxide staining, purple fluorite, and other mineralization.  Radiometric logging of the core with a hand-held gamma ray spectrometer has also revealed radiometric anomalies, especially beta radiation, in the same zones.

Hole UDH-08-05 was drilled at -45o, due North to a total depth of 570 meters.  Significant radioactivity, at least 2x background, was encountered in nine zones, at 83.5 meters, 104 meters, 122 meters, 134.5 meters, 188 meters, 229 meters, 436 meters, 452 meters, and 500 meters.  Apparent thicknesses vary from 1 meter to as much as 9 meters.

Hole UDH-08-06, was drilled at -45o, due North to a total depth of 530 meters.  Significant radioactivity at least 2x background was encountered in three zones, at 50.5 meters, 150 meters, and 284 meters.  Apparent thicknesses are 10 meters, 7.5 meters, and 10 meters respectively.

Although, no quantitative uranium grades are known for the above radioactive zones at this time as the analytical results are pending, management is very encouraged by the results so far.  These two holes complete our drilling in the South Block target area for the time being. The rigs have been moved to the North Block Target area and will test known drill targets in that area.

This work is being done to Canadian National Instrument 43-101 standards and is being supervised by Dr. Earl W. Abbott, a Qualified Person under NI 43-101.

On behalf of the Board of Directors,

Dennis Tan, CEO and Director

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com.

For more information, please contact: Investor Relations:  1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.